As filed with the Securities and Exchange Commission on June 23, 2006
Registration No. 333-134485

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to the
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMSTOCK HOMEBUILDING COMPANIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-1164345
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11465 Sunset Hills Road, Suite 510
Reston, Virginia 20190
(703) 883-1700
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher Clemente
Chief Executive Officer
Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, Suite 510
Reston, Virginia 20190
(703) 883-1700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Stephen A. Riddick, Esq.
Greenberg Traurig, LLP
800 Connecticut Avenue, N.W.
Suite 500
Washington, D.C. 20006
(202) 331-3100

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon the filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering	Aggregate	Amount of
Securities to be Registered	Registered(1)	Price per Unit(2)	Offering Price(2)	Registration Fee(3)
Class A common stock, par value $0.01 per share	2,757,364	$5.78	$15,937,564	$1,706

(1)	Includes the registration for resale of 2,121,048 shares of issued and outstanding Class A Common Stock and 636,316 shares of Class A common stock issuable upon exercise of outstanding warrants. In the event of a stock split, stock dividend or similar transaction involving the amount of common stock of the registrant, in order to prevent dilution, the number of shares of Class A common stock registered hereby shall be automatically adjusted to cover the additional shares of Class A common stock in accordance with Rule 416 under the Securities Act.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sales prices of the Registrant’s Class A Common Stock on the Nasdaq National Market on June 21, 2006.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 23, 2006.

2,757,364 Shares

Comstock Homebuilding Companies, Inc.
Class A Common Stock

This prospectus relates to shares of Comstock Homebuilding Companies, Inc. Class A common stock that may be offered for resale by the selling stockholders named in this prospectus and the persons to whom such selling stockholders may transfer their shares.

These shares of Class A common stock include the resale of:

•	2,121,048 shares of Class A common stock issued by us and sold in a private placement transaction to the selling stockholders named herein; and

•	636,316 shares of Class A common stock issuable upon exercise of warrants to purchase such granted by us to the selling stockholders named herein in connection with a private placement transaction.

We will not receive any of the proceeds from the resale of these shares by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares. We will, in the ordinary course of business, receive proceeds from the issuance of shares upon exercise of the warrants described in this prospectus.

Our Class A common stock is quoted on the Nasdaq National Market under the symbol “CHCI”. The last reported sale price of our Class A Common Stock on the Nasdaq National Market on June 21, 2006 was $5.84.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated          , 2006.

OUR BUSINESS

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

When we refer to

•	the “Consolidation,” we are referring to the restructuring of our corporate organization completed on December 17, 2004;

•	the “Company,” “we,” “us” or “our,” for periods prior to the completion of the Consolidation, we are referring to Comstock Holding Company, Inc., Comstock Homes, Inc., Sunset Investment Corp., Inc. and Comstock Service Corp., Inc., and as of the completion of the Consolidation and thereafter, we are referring to Comstock Homebuilding Companies, Inc., together in each case with our subsidiaries and any predecessor entities unless the context suggests otherwise;

•	the “Predecessor,” we are referring to Comstock Holding Company, Inc., Comstock Homes, Inc. and Sunset Investment Corp., Inc., in each case together with their respective subsidiaries as they existed prior to the Consolidation;

•	“Comstock Service,” we are referring to Comstock Service, Inc. as it existed prior to the Consolidation;

•	“homes,” we are referring to single-family homes, townhouses and condominium units;

•	the “Washington, D.C. market,” we are referring to the Washington, D.C. Primary Metropolitan Statistical Area, as defined by the U.S. Census Bureau;

•	the “Raleigh, North Carolina market,” we are referring to the six counties included in the Raleigh-Durham-Chapel Hill, North Carolina Metropolitan Statistical Area, as defined by the U.S. Census Bureau;

•	the “Atlanta, Georgia market,” we are referring to the Atlanta, Georgia Metropolitan Statistical Area, as defined by the U.S. Census Bureau;

•	the “Myrtle Beach, South Carolina market,” we are referring to the Myrtle Beach, South Carolina Metropolitan Statistical Area, as defined by the U.S. Census Bureau;

•	the “Charlotte, North Carolina market,” we are referring to the Charlotte, North Carolina Metropolitan Statistical Area, as defined by the U.S. Census Bureau;

•	“orders” or “sales,” we are referring to fully executed contracts with buyers of our homes, excluding contracts that were executed and cancelled;

•	“settlements” or “deliveries,” we are referring to the transfer of title of a home to a buyer; and

•	“backlog,” we are referring to orders for homes for which there has not yet been a settlement. Our backlog equals total orders less total deliveries.

Our Business

We are a residential real estate developer that has substantial experience building a diverse range of for-sale products including single-family homes, townhouses, mid- and high-rise condominiums and mixed-use developments in suburban communities and high density urban infill areas. We focus on geographic areas, products and price points where we believe there is significant demand for new housing and potential for above average returns. We currently develop and build in the Washington, D.C., Raleigh, North Carolina, Charlotte, North Carolina, Myrtle Beach, South Carolina and Atlanta, Georgia markets where we target a diverse range of buyers, including first-time, early move-up, secondary move-up, empty nester move-down and active adult home buyers. We believe that these buyers represent a significant and stable segment of the home buyers in our markets. Since our founding in 1985, we have built and delivered over 3,375 homes valued at over $866.0 million.

Over the past several years we have successfully expanded our business model to include the development of land for our home building operations as a complement to the purchasing of finished building lots developed by others. Our markets have generally been characterized by strong population and economic growth trends that have led to strong demand for housing. In addition, we have recently expanded into the development, redevelopment and construction of residential mid- and high-rise condominium complexes in our core market of the Washington, D.C. area. We believe that these markets provide attractive long-term growth opportunities.

Our Markets

We operate in the Washington, D.C., Raleigh, North Carolina, Charlotte, North Carolina, Myrtle Beach, South Carolina and Atlanta, Georgia markets. We believe that the new home markets in our markets are characterized by consistent demand and a limited supply of available housing. Based on our experience, we believe that in the home building industry, local economic trends and influences have a more significant impact on supply and demand, and therefore on profitability, than national economic trends and influences. According to the National Association of Home Builders, the Washington, D.C., Raleigh, North Carolina, Charlotte, North Carolina and Atlanta, Georgia metropolitan areas are each ranked in the top 25 housing markets in the country based upon single-family residential building permits issued in 2005. The Washington, D.C. metropolitan area is ranked in the top 10 housing markets in the country based upon multi-family building permits issued in 2005 and the Atlanta, Georgia market was ranked first in the country based upon residential building permits issued in 2004.

Our Growth Strategy

Our business strategy is to focus on geographic areas, products and price points where we believe there is a significant demand for new housing and high profit potential. Our strategy has the following key elements:

Build in and expand with the strong growth markets within the Mid-Atlantic and Southeast regions.  We believe there are significant opportunities for growth in our existing markets. We plan to maintain our business in our current markets to capitalize on the robust economies and continued population growth of these areas. We expect the growth in these markets to continue. We plan to utilize our strong regional presence and our extensive experience in these markets to expand our operations in both markets through acquisition of additional land, and we may acquire local home builders whose operations would complement ours and enhance our competitive position in the marketplace. We intend to continue to expand into selected new geographic markets in the Mid-Atlantic and Southeast United States through acquisitions of other home builders that have strategic land positions, strong local management teams, access to land and subcontractors and sound operating principles. We expect to target new markets that have favorable demographic and economic trends where we believe we will be able to achieve sufficient scale to successfully implement our business strategy. We are currently evaluating several expansion opportunities.

Acquire and develop a land inventory with potential for above-average margins or returns.  We believe that our market knowledge and experience in land entitlement and development enable us to successfully identify attractive land acquisition opportunities, efficiently manage the process of obtaining development rights and maximize land value. We have the expertise to acquire land positions in various stages of the entitlement and development process, which we believe provides us more opportunities to build land inventory than many of our competitors. We intend to continue to utilize our land acquisition and development process to further develop an attractive land inventory. As a complement to our development strategy, we will continue to grow our land inventory through acquisition of finished lots from other developers. We believe our network of relationships and broad recognition in our core markets gives us an advantage over some of our competitors in acquiring finished lots. In addition, since we can often acquire options on large numbers of finished lots with minimal deposits, this strategy allows us to cost-effectively control significant land positions with reduced risk. As such, we intend to continue to option land positions whenever possible.

Create opportunities in areas overlooked by our competitors.  We believe there is a significant market opportunity for well-designed, quality homes and condominiums in urban and suburban areas in close proximity to transportation facilities. Local governments in our markets, especially the Washington, D.C. market, have modified zoning codes in response to mounting traffic concerns to allow for high-density residential development near transportation improvements. In our experience, buyers place a premium on new homes in developments within these areas. We believe that our townhouse and condominium products, along with our substantial experience in dealing with both the market and regulatory requirements of urban mixed-use developments, enable us to identify and create value in land parcels often overlooked by larger production home builders. As a result, we believe we can achieve better returns on our capital than larger production home builders who are only focused on volume. We plan to continue to focus on developing and creating these opportunities within our core markets.

Focus on a broad segment of the home buying market.  Our single-family homes, townhouses and condominiums are designed and priced to appeal to a wide segment of the home buying market. We serve a broad customer base including first-time, early move-up, secondary move-up, empty nester move-down and active adult home buyers. We refer to this as “middle market.” We believe first-time and early move-up home buyers are a significant portion of home buyers and have in the past, we believe, been more resistant to market downturns. We believe that the aging of the American population makes it more likely that a significant percentage of the population will continue to be attracted to secondary move-up, empty nester move-down and active adult products as well. We expect our diversified product offerings to position us to benefit from the projected population growth in our core markets and provide a degree of protection against market fluctuations.

Expand into the growing active adult market.  Many localities are adopting zoning rules that encourage construction of mixed-use and active adult developments. We expect the large and aging baby boom population in the United States to fuel growth in the active adult market of the home building industry. As the baby boom generation ages, we anticipate that housing developments focused on this population will capture a larger share of the market. We believe this growing segment of the population will also likely be attracted to the urban convenience and activities available in upscale urban active adult developments. Active adult developments are often favored by local governments because they increase the tax base while requiring fewer government-funded services and infrastructure, such as schools and summer programs, as compared to traditional developments that attract families. We believe that we are well positioned to take advantage of this growing demand.

Maximize our economies of scale.  We apply a production home builder approach to all of our product categories. In many instances, we utilize plans we have built numerous times which allows us to minimize cost through value engineering resulting from previous field experience. We are also able to coordinate labor and material purchasing under bulk contracts thereby reducing unit costs. As a result, we are able to realize economies of scale in the purchase of raw materials, supplies, manufactured inputs and labor. As we expand, we will seek to maximize these benefits through purchasing arrangements with national and regional vendors.

Our Company

We were incorporated in May 2004. Our business was started in 1985 by Christopher Clemente, our Chairman and Chief Executive Officer, as a residential land developer and home builder focused on the upscale home market in the Northern Virginia suburbs of Washington, D.C. Prior to our initial public offering in December 2004, we operated our business through four primary holding companies. In connection with our initial public offering, these primary holding companies were consolidated and merged into Comstock Homebuilding Companies, Inc.

Our principal executive offices are located at 11465 Sunset Hills Road, 5th Floor, Reston, Virginia 20190, and our telephone number is (703) 883-1700. Our Web site is www.comstockhomebuilding.com. Information contained on our Web site does not constitute a part of this prospectus.

RISK FACTORS

This offering and an investment in our Class A common stock involve a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus before purchasing our Class A common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected, the value of our stock could decline, and you may lose all or part of your investment. The risks and uncertainties described below are those that we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Relating to Our Business

We engage in construction and real estate activities which are speculative and involve a high degree of risk.

The home building industry is speculative and is significantly affected by changes in economic and other conditions, such as:

•	employment levels;

•	availability of financing;

•	interest rates; and

•	consumer confidence.

These factors can negatively affect the demand for and pricing of our homes and our margin on sale. We are also subject to a number of risks, many of which are beyond our control, including:

•	delays in construction schedules;

•	cost overruns;

•	changes in governmental regulations (such as slow- or no-growth initiatives);

•	increases in real estate taxes and other local government fees;

•	labor strikes;

•	transportation costs for delivery of materials; and

•	increases and/or shortages in raw materials and labor costs.

Fluctuations in market conditions may affect our ability to sell our land and home inventories at expected prices, if at all, which could adversely affect our revenues, earnings and cash flows.

We are subject to the potential for significant fluctuations in the market value of our land and home inventories. We must constantly locate and acquire new tracts of undeveloped and developed land to support our home building operations. There is a lag between the time we acquire control of undeveloped land or developed home sites and the time that we can bring the communities built on that land to market and deliver our homes. This lag time varies from site to site as it is impossible to determine in advance the length of time it will take to obtain governmental approvals and building permits. The risk of owning undeveloped land, developed land and homes can be substantial. The market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions. Inventory carrying costs can be significant and can result in losses in a poorly performing development or market. Material write-downs of the estimated value of our land and home inventories could occur if market conditions deteriorate or if we purchase land or build home inventories at higher prices during stronger economic periods and the value of those land or home inventories subsequently declines during weaker economic periods. We could also be forced to sell homes, land or lots for prices that generate lower profit than we anticipate, or at a loss, and may not be able to dispose of an investment in a timely manner when we find dispositions advantageous or necessary. Furthermore, a decline in the market value of our land or home inventories may give rise to a breach of financial covenants contained in one or more of our credit facilities, which could cause a default under those credit facilities.

Home prices and sales activities in the Washington, D.C., Raleigh, North Carolina and Atlanta, Georgia geographic markets have a large impact on our profitability because we conduct substantially all of our business in these markets.

Home prices and sales activities in the Washington, D.C., Raleigh, North Carolina and Atlanta, Georgia geographic markets have a large impact on our profitability because we conduct substantially all of our business in these markets. Recently these markets have begun to exhibit signs of decreasing consumer demand. Although demand in these geographic areas historically has been strong, increased rates of home price appreciation may reduce the likelihood of consumers seeking to purchase new homes which would likely have a negative impact on the pace at which we receive orders for new homes. This could adversely affect our results of operations and cash flows.

Because our business depends on the acquisition of new land, the potential limitations on the supply of land could reduce our revenues or negatively impact our results of operations and cash flows.

Due to increased demand for new homes, we have experienced an increase in competition for available land and developed home sites in the Washington, D.C., Raleigh, North Carolina and Atlanta, Georgia markets. In these markets, we have experienced competition for home sites from other, sometimes better capitalized, home builders. In the Raleigh, North Carolina market, we have recently experienced competition from large, national home builders entering the market. Our ability to continue our home building activities over the long term depends upon our ability to locate and acquire suitable parcels of land or developed home sites to support our home building operations. As competition for land increases, the cost of acquiring it may rise, and the availability of suitable parcels at acceptable prices may decline. The increased cost of land requires us to increase the prices of our homes. This increased pricing could reduce demand for our homes and, consequently, reduce the number of homes we sell and lead to a decrease in our revenues, earnings and cash flows.

Our business is subject to governmental regulations that may delay, increase the cost of, prohibit or severely restrict our development and home building projects and reduce our revenues and cash flows.

We are subject to extensive and complex laws and regulations that affect the land development and home building process, including laws and regulations related to zoning, permitted land uses, levels of density (number of dwelling units per acre), building design, access to water and other utilities, water and waste disposal and use of open spaces. In addition, we and our subcontractors are subject to laws and regulations relating to worker health and safety. We also are subject to a variety of local, state and federal laws and regulations concerning the protection of health and the environment. In some of our markets, we are required to pay environmental impact fees, use energy saving construction materials and give commitments to provide certain infrastructure such as roads and sewage systems. We must also obtain permits and approvals from local authorities to complete residential development or home construction. The laws and regulations under which we and our subcontractors operate, and our and their obligations to comply with them, may result in delays in construction and development, cause us to incur substantial compliance and other increased costs, and prohibit or severely restrict development and home building activity in certain areas in which we operate. If we are unable to continue to develop communities and build and deliver homes as a result of these restrictions or if our compliance costs increase substantially, our revenues, earnings and cash flows may be reduced.

Cities and counties in which we operate have adopted, or may adopt, slow or no-growth initiatives that would reduce our ability to build and sell homes in these areas and could adversely affect our revenues, earnings and cash flows.

From time to time, certain cities and counties in which we operate have approved, and others in which we operate may approve, various “slow-growth” or “no-growth” initiatives and other similar ballot measures. Such initiatives restrict development within localities by, for example, limiting the number of building permits available in a given year. Approval of slow- or no-growth measures could reduce our ability to acquire land, obtain building permits and build and sell homes in the affected markets and could create additional costs and administration requirements, which in turn could have an adverse effect on our revenues, earnings and cash flows.

Increased regulation in the housing industry increases the time required to obtain the necessary approvals to begin construction and has prolonged the time between the initial acquisition of land or land options and the commencement and completion of construction. These delays increase our costs, decrease our profitability and increase the risks associated with the land inventories we maintain.

Municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. If municipalities in which we operate take actions like these, it could have an adverse effect on our business by causing delays, increasing our costs or limiting our ability to build in those municipalities. This, in turn, could reduce the number of homes we sell and decrease our revenues, earnings and cash flows.

Our ability to sell homes, and, accordingly, our results of operations, will be affected by the availability of financing to potential home buyers.

Most home buyers finance their purchases through third-party mortgage financing. Real estate demand is generally adversely affected by:

•	increases in interest rates and/or related fees;

•	increases in real estate transaction closing costs;

•	decreases in the availability of mortgage financing;

•	increasing housing costs;

•	unemployment; and

•	changes in federally sponsored financing programs.

Increases in interest rates or decreases in the availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs or the unavailability of financing to potential home buyers. Even if potential home buyers do not need financing, increases in interest rates and decreased mortgage availability could make it harder for them to sell their homes. This could adversely affect our operating results and financial condition.

The competitive conditions in the home building industry could increase our costs, reduce our revenues and earnings and otherwise adversely affect our results of operations and cash flows.

The home building industry is highly competitive and fragmented. We compete in each of our markets with a number of national, regional and local builders for customers, undeveloped land and home sites, raw materials and labor. For example, in the Washington, D.C. market, we compete against approximately 15 to 20 publicly-traded national home builders, approximately 10 to 15 privately-owned regional home builders, and many local home builders, some of whom are very small and may build as few as five to 25 homes per year. We do not compete against all of the builders in our geographic markets in all of our product types or submarkets, as some builders focus on particular types of projects within those markets, such as large estate homes, that are not in competition with our projects.

We compete primarily on the basis of price, location, design, quality, service and reputation. Some of our competitors have greater financial resources, more established market positions and better opportunities for land and home site acquisitions than we do and have lower costs of capital, labor and material than us. The competitive conditions in the home building industry could, among other things:

•	make it difficult for us to acquire suitable land or home sites in desirable locations at acceptable prices and terms, which could adversely affect our ability to build homes;

•	require us to increase selling commissions and other incentives, which could reduce our profit margins;

•	result in delays in construction if we experience delays in procuring materials or hiring trades people or laborers;

•	result in lower sales volume and revenues; and

•	increase our costs and reduce our earnings.

We also compete with resales of existing homes and condominiums and available rental housing. An oversupply of competitively priced resale or rental homes in our markets could adversely affect our ability to sell homes profitably.

Our business is concentrated in a few geographic areas which increases our exposure to localized risks.

We currently develop and sell homes principally in the Washington, D.C., Raleigh, North Carolina and Atlanta, Georgia. Our limited geographic diversity means that adverse general economic, weather or other conditions in either of these markets could adversely affect our results of operations and cash flows or our ability to grow our business.

Our growth strategy to expand into new geographic areas poses risks.

We may expand our business into new geographic areas outside of the Washington, D.C., Raleigh, North Carolina and Atlanta, Georgia markets. We will face additional risks if we develop communities in geographic areas or climates in which we do not have experience or if we develop a different size or style of community than those currently being developed, including:

•	adjusting our construction methods to different geographies and climates;

•	obtaining the necessary construction materials and labor in sufficient amounts and on acceptable terms;

•	obtaining necessary entitlements and permits under unfamiliar regulatory regimes;

•	attracting potential customers in a market in which we do not have significant experience; and

•	the cost of hiring new employees and increased infrastructure costs.

We may not be able to successfully manage the risks of such an expansion, which could have a material adverse effect on our revenues, earnings, cash flows and financial condition.

We may not be able to successfully identify, complete or integrate acquisitions.

As part of our business strategy, we expect to continue to review acquisition prospects in our existing markets and in new markets in the Mid-Atlantic region or elsewhere that would complement our existing business, or that might otherwise offer growth opportunities. The identification, underwriting and negotiation of such deals is an ongoing process. We recently completed the acquisitions of Parker Chandler Homes, Inc. and Capitol Homes, Inc. and we are currently engaged in either discussions, negotiation or due diligence with several other homebuilders but we have not yet entered into any binding obligations to acquire any of those operations. To the extent we complete acquisitions, we may be unable to realize the anticipated benefits because of operational factors or difficulties in integrating the acquisitions with our existing business. Acquisitions entail numerous risks, including, but not limited to:

•	difficulties in assimilating acquired management and operations;

•	risks associated with investing the necessary resources in order to achieve profitability;

•	the incurrence of significant due diligence expenses relating to acquisitions that are not completed;

•	unforeseen expenses and liabilities;

•	risks associated with entering new markets or sub-markets in which we have limited or no prior experience;

•	the diversion of our management’s attention from our current business;

•	the potential loss of key employees, including senior executives, of acquired organizations; and

•	risks associated with transferred assets and liabilities.

We may not be able to acquire or manage profitably additional businesses, or to integrate successfully any acquired businesses, properties or personnel into our business, without substantial costs, delays or other operational or financial difficulties. Our failure to do so could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are dependent on the services of certain key employees and the loss of their services could harm our business.

Our success largely depends on the continuing services of certain key employees, including our Chairman and Chief Executive Officer, Christopher Clemente, Gregory Benson, our President and Chief Operating Officer, and Bruce Labovitz, our Chief Financial Officer. Our continued success also depends on our ability to attract and retain qualified personnel. We believe that Messrs. Clemente, Benson and Labovitz each possesses valuable industry knowledge, experience and leadership abilities that would be difficult in the short term to replicate. The loss of these or other key employees could harm our operations, business plans and cash flows.

Our growth requires additional capital, which may not be available.

The real estate development industry is capital intensive and requires significant expenditures for land purchases, land development and construction as well as potential acquisitions of other homebuilders. In order to execute our growth strategy, we anticipate that we will need to obtain additional financing as we expand our operations. These funds may be obtained through public or private debt or equity financings, additional bank borrowings or from strategic alliances or joint ventures. We may not be successful in obtaining additional funds in a timely manner, on favorable terms or at all. Moreover, certain of our bank financing agreements contain provisions that limit the type and amount of debt we may incur in the future without our lenders’ consent. In addition, the availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced, and lenders may require us to invest increased amounts of equity in a project in connection with both new loans and the extension of existing loans. If we do not have access to additional capital, we may be required to delay, scale back or abandon some or all of our acquisition plans or growth strategies or reduce capital expenditures and the size of our operations and as a result may experience a material adverse affect on our business, results of operations and cash flows.

Our growth depends on the availability of construction, acquisition and development loans.

Currently, we have multiple construction, acquisition and development loans. We are considering replacing these credit facilities with one or more larger facilities, which may reduce our aggregate debt financing costs. If we are unable to obtain a larger facility, we will need to continue to rely on our smaller credit facilities. These smaller credit facilities generally have higher costs and require significant management time to administer them. Additionally, if financial institutions decide to discontinue providing these facilities to us, we would lose our primary source of financing our operations or the cost of retaining or replacing these credit facilities could increase dramatically. Further, this type of financing is typically characterized by short-term loans which are subject to call. If our primary financing becomes unavailable or accelerated repayment is demanded, we may not be able to meet our obligations.

A significant portion of our business plan involves construction of mixed-use developments and high-rise projects with which we have less experience.

We expect to increase our construction and development of mixed-use and high-rise residential projects. Our experience is largely based on smaller wood-framed structures that are less complex than high-rise construction or the development of mixed-use projects. A mixed-use project is one that integrates residential and non-residential uses in the same structure or in close proximity to each other, on the same land. As we expand into these new product types, we expect to encounter operating, marketing, customer service, warranty and management challenges with which we have less familiarity. Although we have expanded our management team to include individuals with significant experience in this type of real estate development, we have not completed any projects managed by these persons. If we are unable to successfully manage the challenges of this portion of our business, we may incur additional costs and our results of operations and cash flows could be adversely affected.

If we experience shortages of labor or supplies or other circumstances beyond our control, there could be delays or increased costs in developing our projects, which would adversely affect our operating results and cash flows.

We and the home building industry from time to time may be affected by circumstances beyond our control, including:

•	work stoppages, labor disputes and shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers;

•	lack of availability of adequate utility infrastructure and services;

•	transportation cost increases;

•	our need to rely on local subcontractors who may not be adequately capitalized or insured; and

•	shortages or fluctuations in prices of building materials.

These difficulties have caused and likely will cause unexpected construction delays and short-term increases in construction costs. In an attempt to protect the margins on our projects, we often purchase certain building materials with commitments that lock in the prices of these materials for 90 to 120 days or more. However, once the supply of building materials subject to these commitments is exhausted, we are again subject to market fluctuations and shortages. We may not be able to recover unexpected increases in construction or materials costs by raising our home prices because, typically, the price of each home is established at the time a customer executes a home sale contract. Furthermore, sustained increases in construction costs may, over time, erode our profit margins and may adversely affect our results of operations and cash flows.

We depend on the availability and skill of subcontractors.

Substantially all of our construction work is done by subcontractors with us acting as the general contractor or by subcontractors working for a general contractor we select for a particular project. Accordingly, the timing and quality of our construction depends on the availability and skill of those subcontractors. We do not have long-term contractual commitments with subcontractors or suppliers. Although we believe that our relationships with our suppliers and subcontractors are good, we cannot assure that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations. The inability to contract with skilled subcontractors or general contractors at reasonable costs on a timely basis could limit our ability to build and deliver homes and could erode our profit margins and adversely affect our results of operations and cash flows.

Product liability litigation and claims that arise in the ordinary course of business may be costly or negatively impact sales, which could adversely affect our results of operations and cash flows.

Our home building business is subject to construction defect and product liability claims arising in the ordinary course of business. These claims are common in the home building industry and can be costly. Among the claims for which developers and builders have financial exposure are property damage, environmental claims and bodily injury claims. Damages awarded under these suits may include the costs of remediation, loss of property and health-related bodily injury. In response to increased litigation, insurance underwriters have attempted to limit their risk by excluding coverage for certain claims associated with environmental conditions, pollution and product and workmanship defects. As a developer and a home builder, we may be at risk of loss for mold-related property, bodily injury and other claims in amounts that exceed available limits on our comprehensive general liability policies. In addition, the costs of insuring against construction defect and product liability claims are high and the amount of coverage offered by insurance companies is limited. Uninsured product liability and similar claims, claims in excess of the limits under our insurance policies and the costs of obtaining insurance to cover such claims could have a material adverse effect on our revenues, earnings and cash flows.

Increased insurance risk could negatively affect our business, results of operations and cash flows.

Insurance and surety companies have reassessed many aspects of their business and, as a result, may take actions that could negatively affect our business. These actions could include increasing insurance premiums, requiring higher self-insured retentions and deductibles, requiring additional collateral on surety bonds, reducing limits, restricting coverages, imposing exclusions, and refusing to underwrite certain risks and classes of business. Any of these actions may adversely affect our ability to obtain appropriate insurance coverage at reasonable costs, which could have a material adverse effect on our business. Additionally, coverage for certain types of claims, such as claims relating to mold, is generally unavailable. Further, we rely on surety bonds, typically provided by insurance companies, as a means of limiting the amount of capital utilized in connection with the public improvement sureties that we are required to post with governmental authorities in connection with land development and construction activities. The cost of obtaining these surety bonds is, from time to time, unpredictable and on occasion these surety bonds are unavailable. These factors can delay commencement of development projects and adversely affect revenue, earnings and cash flows.

We are subject to warranty claims arising in the ordinary course of business that could be costly.

We provide service warranties on our homes for a period of one year or more post closing and a structural warranty for five years post closing. We self-insure all of our warranties and reserve an amount we believe will be sufficient to satisfy any warranty claims on homes we sell. We also attempt to pass much of the risk associated with potential defects in materials and workmanship on to the subcontractors performing the work and the suppliers and manufacturers of the materials. In such cases, we still may incur unanticipated costs if a subcontractor, supplier or manufacturer fails to honor its obligations regarding the work or materials it supplies to our projects. If the amount of actual claims materially exceeds our aggregate warranty reserves and/or the amounts we can recover from our subcontractors and suppliers, our operating results and cash flows would be adversely affected.

Our business, revenues, earnings and cash flows may be adversely affected by adverse weather conditions or natural disasters.

Adverse weather conditions, such as extended periods of rain, snow or cold temperatures, and natural disasters, such as hurricanes, tornadoes, floods and fires, can delay completion and sale of homes, damage partially complete or other unsold homes in our inventory and/or decrease the demand for homes or increase the cost of building homes. To the extent that natural disasters or adverse weather events occur, our business and results may be adversely affected. To the extent our insurance is not adequate to cover business interruption losses or repair costs resulting from these events, our revenues, earnings and cash flows may be adversely affected.

We are subject to certain environmental laws and the cost of compliance could adversely affect our business, results of operations and cash flows.

As a current or previous owner or operator of real property, we may be liable under federal, state, and local environmental laws, ordinances and regulations for the costs of removal or remediation of hazardous or toxic substances on, under or in the properties or in the proximity of the properties we develop. These laws often impose liability whether or not we knew of, or were responsible for, the presence of such hazardous or toxic substances. The cost of investigating, remediating or removing such hazardous or toxic substances may be substantial. The presence of any such substance, or the failure promptly to remediate any such substance, may adversely affect our ability to sell the property, to use the property for our intended purpose, or to borrow funds using the property as collateral. In addition, the construction process involves the use of hazardous and toxic materials. We could be held liable under environmental laws for the costs of removal or remediation of such materials. In addition, our existing credit facilities also restrict our access to the loan proceeds if the properties that are used to collateralize the loans are contaminated by hazardous substances and require us to indemnify the bank against losses resulting from such occurrence for significant periods of time, even after the loan is fully repaid.

Our Eclipse project is part of a larger development located at Potomac Yard in northern Virginia. Potomac Yard was formerly part of a railroad switching yard contaminated by rail-related activities. Remediation of the property was conducted under supervision of the U.S. Environmental Protection Agency, or EPA, in coordination with state and local authorities. In 1998, federal, state and local government agencies authorized redevelopment of the property. Our plans for development of our portion of the project are consistent with those authorizations. Although concentrations of contaminants remain on the property under the EPA-approved remediation work plan, the EPA has determined that they do not present an unacceptable risk to human health or the environment. However, it is possible that we could incur some costs to defend against any claims that might be brought in the future relating to any such contaminants.

If we are not able to develop our communities successfully, our earnings and cash flows could be diminished.

Before a community generates any revenues, material expenditures are required to acquire land, to obtain development approvals and to construct significant portions of project infrastructure, amenities, model homes and sales facilities. It can take a year or more for a community development to achieve cumulative positive cash flow. Our inability to develop and market our communities successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect on our ability to service our debt and to meet our working capital requirements.

Our operating results may vary.

We expect to experience variability in our revenues and net income. Factors expected to contribute to this variability include, among other things:

•	the uncertain timing of real estate closings;

•	our ability to continue to acquire additional land or options thereon on acceptable terms and the timing of all necessary regulatory approvals required for development;

•	the condition of the real estate market and the general economy in the markets in which we operate;

•	the cyclical nature of the home building industry;

•	the changing regulatory environment concerning real estate development and home building;

•	changes in prevailing interests rates and the availability of mortgage financing; and

•	costs of material and labor and delays in construction schedules.

The volume of sales contracts and closings typically varies from month to month and from quarter to quarter depending on several factors, including the stages of development of our projects, weather and other factors beyond our control. In the early stages of a project’s development, we incur significant start-up costs associated with, among other things, project design, land acquisition and development, construction and marketing expenses. Since revenues from sales of properties are generally recognized only upon the transfer of title at the closing of a sale, no revenue is recognized during the early stages of a project unless land parcels or residential homesites are sold to other developers. Periodic sales of properties may be insufficient to fund operating expenses. Further, if sales and other revenues are not adequate to cover operating expenses, we will be required to seek sources of additional operating funds. Accordingly, our financial results will vary from community to community and from time to time.

Acts of war or terrorism may seriously harm our business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power or acts of terrorism, may cause disruption to the U.S. economy, or the local economies of the markets in which we operate, cause shortages of building materials, increase costs associated with obtaining building materials, result in building code changes that could increase costs of construction, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate, all of which could reduce demand for our homes and adversely impact our revenues, earnings and cash flows.

Being a public company increases our administrative costs.

We completed our initial public offering in December 2004 and a follow-on offering in June 2005. As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, have required changes in corporate governance practices of public companies. In addition to final rules and rule proposals already made by the Securities and Exchange Commission, the National Association of Securities Dealers, or NASD, has adopted revisions to its requirements for companies that are listed on the Nasdaq National Market. We expect these new rules and regulations to increase our legal and financial compliance costs, and to make some activities more time consuming and/or costly. For example, in anticipation of becoming a public company we added personnel, particularly accounting staff, added independent directors, created board committees, adopted additional internal controls and disclosure controls and procedures, retained a transfer agent and a financial printer, adopted an insider trading policy and other corporate governance policies, and will have all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. We also expect these new rules and regulations to make it more expensive for us to obtain director and officer liability insurance. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified executive officers.

We do not own the Comstock brand or trademark, but use the brand and trademark pursuant to the terms of a perpetual license granted by Christopher Clemente, our Chief Executive Officer and Chairman of the Board.

Our Chief Executive Officer and Chairman of the Board, Christopher Clemente, has licensed the “Comstock” brand and trademark to us in perpetuity and free of charge. We do not own the brand or the trademark and may be unable to protect it against infringement from third parties. However, Mr. Clemente retains the right to continue using the “Comstock” brand and trademark individually and through affiliates, including in real estate development projects in our current or future markets. We will be unable to control the quality of projects undertaken by Mr. Clemente or others using the “Comstock” brand and trademark and therefore will be unable to prevent any damage to its goodwill that may occur. We will further be unable to preclude Mr. Clemente from licensing or transferring the ownership of the “Comstock” trademark to third parties, some of whom may compete against us. Consequently, we are at risk that our brand could be damaged which could have a material adverse effect on our business, operations and cash flows.

Risks Related to our Common Stock and the Securities Markets

Volatility of our stock price could adversely affect stockholders.

The market price of our Class A common stock could fluctuate significantly as a result of:

•	quarterly variations in our operating results;

•	general conditions in the home building industry;

•	interest rate changes;

•	changes in the market’s expectations about our operating results;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning our Company or the home building industry in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	news reports relating to trends in our markets;

•	changes in laws and regulations affecting our business;

•	material announcements by us or our competitors;

•	material announcements by our construction lenders or the manufacturers and suppliers we use;

•	sales of substantial amounts of Class A common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions and acts of war or terrorism.

Investors may not be able to resell their shares of our Class A common stock following periods of volatility because of the market’s adverse reaction to that volatility. Our Class A common stock may not trade at the same levels as the stock of other homebuilders, and the market in general may not sustain its current prices.

Investors in our Class A common stock may experience dilution with the future exercise of stock options and warrants, the grant of restricted stock and issuance of stock in connection with our acquisitions of other homebuilders.

From time to time, we have issued and we will continue to issue stock options or restricted stock grants to employees and non-employee directors pursuant to our equity incentive plan. We expect that these options or restricted stock grants will generally vest commencing one year from the date of grant and continue vesting over a three-year period. Investors may experience dilution as the options vest and are exercised by their holders and the restrictions lapse on the restricted stock grants. In addition, we may issue stock in connection with acquisitions of other homebuilders, which may result in investors experiencing dilution.

Substantial sales of our Class A common stock, or the perception that such sales might occur, could depress the market price of our Class A common stock.

A substantial amount of the shares of our Class A common stock are eligible for immediate resale in the public market. Any sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales might occur, could depress the market price of our Class A common stock.

The holders of our Class B common stock exert control over us and thus limit the ability of other stockholders to influence corporate matters.

Messrs. Clemente and Benson own 100% of our outstanding Class B common stock, which, together with their shares of Class A common stock, represent approximately 78.6% of the combined voting power of all classes of our voting stock. As a result, Messrs. Clemente and Benson, acting together, have control over us, the election of our board of directors and our management and policies. Messrs. Clemente and Benson, acting together, also have control over all matters requiring stockholder approval, including the amendment of certain provisions of our certificate of incorporation and bylaws, the approval of any equity-based employee compensation plans and the approval of fundamental corporate transactions, including mergers. In light of this control, other companies could be discouraged from initiating a potential merger, takeover or any other transaction resulting in a change of control. Such a transaction potentially could be beneficial to our business or to our stockholders. This may in turn reduce the price that investors are willing to pay in the future for shares of our Class A common stock.

The limited voting rights of our Class A common stock could impact its attractiveness to investors and its liquidity and, as a result, its market value.

The holders of our Class A and Class B common stock generally have identical rights, except that holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to 15 votes per share on all matters to be voted on by stockholders. The difference in the voting rights of the Class A and Class B common stock could diminish the value of the Class A common stock to the extent that investors or any potential future purchasers of our Class A common stock ascribe value to the superior voting rights of the Class B common stock.

It may be difficult for a third party to acquire us, which could inhibit stockholders from realizing a premium on their stock price.

We are subject to the Delaware anti-takeover laws regulating corporate takeovers. These anti-takeover laws prevent Delaware corporations from engaging in business combinations with any stockholder, including all affiliates and employees of the stockholder, who owns 15% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of the corporation’s voting stock unless specified conditions are met.

Our amended and restated certificate of incorporation and bylaws contain provisions that have the effect of delaying, deferring or preventing a change in control of us that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

•	a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

•	a prohibition of stockholder action by written consent; and

•	advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

Our issuance of shares of preferred stock could delay or prevent a change of control of us.

Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 20,000,000 shares of preferred stock, par value $.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders, even where stockholders are offered a premium for their shares. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Class A common stock, including the loss of voting control. We have no present plans to issue any shares of preferred stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus include forward-looking statements. These forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect,” “will,” “should,” “seeks” or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties including certain risks described in this prospectus. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to us. Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include:

•	general economic and market conditions, including interest rate levels;

•	our ability to service our substantial debt;

•	inherent risks in investment in real estate;

•	our ability to compete in the Washington, D.C., Raleigh, North Carolina and Atlanta, Georgia real estate and home building markets;

•	regulatory actions;

•	fluctuations in operating results;

•	our anticipated growth strategies;

•	shortages and increased costs of labor or building materials;

•	the availability and cost of land in desirable areas;

•	natural disasters;

•	our ability to raise debt and equity capital and grow our operations on a profitable basis;

•	our continuing relationship with affiliates; and

•	the other risks described under the heading “Risk Factors.”

Many of these factors are beyond our control. For a discussion of factors that could cause actual results to differ, please see the discussion in the section of this prospectus entitled “Risk Factors.”

SELLING SECURITY HOLDERS

The following table provides information regarding the selling stockholders and the number of shares of Class A common stock they are offering, which includes shares issuable upon exercise of warrants to purchase shares of Class A common stock held by the selling stockholder. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Shares of Class A common stock subject to warrants that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the warrants but are not deemed outstanding for computing the percentage ownership for any other person. The security holders acquired the resale shares and the warrants to which this prospectus relates from us in a private placement. In connection with the private placement, we entered into purchase agreements, whereby we issued 2,121,048 shares of our Class A common stock. In addition, we issued warrants to purchase an additional 636,316 shares of our Class A common stock. Pursuant to the purchase agreements we executed, we agreed to file the registration statement, of which this prospectus forms a part, with the SEC covering the resale of the offered shares. In addition, we entered into an escrow agreement, pursuant to which the escrow agent held in escrow the funds paid by the purchasers for the newly issued shares of our Class A common stock and the warrants pending closing of the private placement.

We are registering the shares to permit the security holders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. The following table sets forth:

•	the name of the security holders,

•	the number and percent of shares of our common stock that the security holders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of shares of our common stock that may be offered for resale for the account of the security holders under this prospectus, and

•	the number and percent of shares of our common stock to be beneficially owned by the security holders after the offering of the resale shares (assuming all of the offered resale shares are sold by the security holders).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that each security holder may offer under this prospectus, including the shares issuable upon exercise of the warrants held by each selling stockholder. We do not know how long the security holders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the security holders regarding the sale of any of the resale shares. We have had no relationship with any of the selling security holders, except in connection with the private placement as set forth herein. The shares offered by this prospectus may be offered from time to time by the security holders listed below.

This table is prepared solely based on information supplied to us by the listed security holders and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 13,387,111 shares of our Class A common stock issued and outstanding on June 20, 2006, adjusted as may be required by rules promulgated by the SEC.

	Shares Beneficially Owned		Number of	Shares Beneficially Owned
	Prior to Offering		Shares Being	After Offering(2)
Security Holders(3)	Number	Percent	Offered(1)	Number	Percent

HBK Fund L.P.(4)(5)	1,272,534	*	1,654,295	—	—
Leonidas Opportunity Fund, LP(6)	53,022	*	68,929	—	—
Fort Mason Master, LP(7)	550,713	*	715,927	—	—
Fort Mason Partners, LP(7)	35,713	*	46,427	—	—
Portside Growth and Opportunity Fund(4)(8)	159,066	*	206,786	—	—
Arthur I. Tsiamis	25,000	*	32,500	—	—
Ronald C. Devine	26,000	*	33,500	1,000	*
Total	2,122,048	15.85%	2,758,364	1,000	*

*	Less than 1% of the outstanding shares of Class A common stock.

(1)	Includes shares of Class A common stock issued and outstanding as of the date of this prospectus and shares of Class A common stock issuable upon exercise of warrants to purchase shares of Class A common stock. The warrants become exercisable beginning on November 10, 2006 through November 10, 2011.

(2)	Assumes the selling security holders sell all of the shares being offered by this prospectus.

(3)	As of date of the purchase of the shares of Class A common stock related to this prospectus, the selling security holders have not informed us of any agreements, understandings or arrangements with any broker-dealer to distribute such shares.

(4)	The selling security holders is an affiliate of a registered broker-dealer.

(5)	HBK Investments L.P. may be deemed to have sole voting and sole dispositive power over the securities pursuant to an Investment Management Agreement between HBK Investments L.P. and HBK Fund L.P. Additionally, the following individuals may be deemed to have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar.

(6)	SKIRITAI Capital, LLC is the manager of Leonidas Opportunity Fund, LP and may be deemed to have sole voting and sole dispositive power over the securities. Additionally, the following individuals may be deemed to have control over SKIRITAI Capital, LLC.: Lyron Bentovim and Russ Silvestri.

(7)	Fort Mason Capital, LLC serves as the general partner of each of Fort Mason Master, L.P. and Fort Mason Partners, L.P. (collectively, the “Fort Mason Funds”) and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

(8)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the securities shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., which is the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

PLAN OF DISTRIBUTION

We are registering the shares of our Class A common stock on behalf of the selling stockholders. A selling stockholder is a person named in the section entitled “Security Holders” and also includes any donee, pledgee, transferee or other successor-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift or other non-sale related transfer.

We do not know of any plan of distribution for the resale of our common stock by the selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of any of the resale shares. We will, in the ordinary course of business, receive proceeds from the issuance of shares upon exercise of the warrants described in this prospectus.

The selling stockholders may, from time to time, sell any or all of their shares of Class A common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties shall be deemed selling stockholders who may offer and sell the shares of common stock from time to time under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be deemed the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus. Under such circumstances, this prospectus will be supplemented and such supplement will be filed with the Securities and Exchange Commission.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of Class A common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have not informed us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Class A common stock, nor are we aware of any underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Class A common stock, if required, we will supplement this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our Class A common stock and activities of the selling stockholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the resale shares by the selling stockholders. All proceeds from the resale shares will be solely for the accounts of the selling stockholders. We will, in the ordinary course of business, receive proceeds from the issuance of shares upon exercise of the warrants described in this prospectus, which we will use for general corporate purposes.

VALIDITY OF COMMON STOCK

Greenberg Traurig, LLP, Washington, D.C., will provide us an opinion relating to the validity of the Class A common stock offered by this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over the financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

We incorporate by reference the filed documents listed below, except as superseded, supplemented or modified by this prospectus, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”):

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our definitive Proxy Statement for our Annual Meeting of Stockholders to be held on June 1, 2006;

•	our Current Report on Form 8-K filed on June 2, 2006;

•	our Current Report on Form 8-K filed on May 10, 2006;

•	our Current Report on Form 8-K filed on February 3, 2006; and

•	our Current Report on Form 8-K filed on January 25, 2006.

•	the description of our capital stock contained in our registration statement on Form S-3 initially filed with the SEC on May 23, 2005, including any amendments or reports filed for the purpose of updating such description.

The reports and other documents that we file after the date of this prospectus will update, supplement and supersede the information in this prospectus. You may request and obtain a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, Suite 510
Reston, Virginia 20190
Attn.: Corporate Secretary
Tel: (703) 883-1700

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

2,757,364 Shares

Comstock Homebuilding
Companies, Inc.

Class A Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The expenses payable in connection with the sale of the Class A common stock offered in this registration statement are as follows:

Securities and Exchange Commission registration fee	$2,266
Printing and engraving expenses	5,000
Legal fees and expenses	15,000
Accounting fees and expenses	5,000
Miscellaneous	734

Total	$28,000

All expenses are estimated except for the SEC registration fee.

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Comstock may and, in certain cases, must be indemnified by Comstock against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Comstock. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Comstock, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Article VI of Comstock’s certificate of incorporation provides that no director of Comstock shall be liable to Comstock or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article VII of Comstock’s certificate of incorporation also provides that Comstock shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at Comstock’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Comstock has entered into indemnification agreements with each director and certain officers of Comstock, a form of which is filed as an Exhibit to the registration statement on Form S-1, as amended, initially filed on August 13, 2004 (No. 333-118193). Pursuant to such agreements, Comstock will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Comstock or assumed certain responsibilities at the direction of Comstock. Comstock also intends to purchase directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

Item 16.	Exhibits and Financial Statement Schedules

Exhibit
Number		Exhibit

3	.1(2)	Amended and Restated Certificate of Incorporation
3	.2(2)	Amended and Restated Bylaws
4	.1(1)	Specimen Stock Certificate
4	.2(3)	Form of Warrant
5	.1**	Opinion of Greenberg Traurig, LLP
10	.1(3)	Form of Purchase Agreement by and among Comstock Holding Companies, Inc. and the purchasers set forth on the signature pages thereto.
23	.1*	Consent of PricewaterhouseCoopers LLP
23	.1**	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
24	.1*	Power of Attorney (power of attorney for Messrs. MacCutcheon, Pincus and Verses previously included in the signature page to this Registration Statement on Form S-3.)

*	Filed herewith.

**	Previously filed.

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended, initially filed with the Commission on August 13, 2004 (No. 333-118193).

(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 31, 2005.

(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 10, 2005.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, Virginia on June 22, 2006.

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente
Chairman and Chief Executive Officer

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Christopher Clemente and Bruce Labovitz and each of them acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith and (ii) any registration statement and any and all amendments thereto, relating to the offer covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Christopher Clemente Christopher Clemente	Chairman and Chief Executive Officer (Principal Executive Officer)	June 22, 2006

/s/ Bruce Labovitz Bruce Labovitz	Chief Financial Officer (Principal Financial Officer)	June 22, 2006

/s/ Jason Parikh Jason Parikh	Chief Accounting Officer (Principal Accounting Officer)	June 22, 2006

/s/ Gregory Benson Gregory Benson	President and Chief Operating Officer, Director	June 22, 2006

/s/ A. Clayton Perfall A. Clayton Perfall	Director	June 23, 2006

David M. Guernsey	Director

/s/ Bruce Labovitz* James A. MacCutcheon	Director	June 22, 2006

Signature	Title	Date

/s/ Norman D. Chirite Norman D. Chirite	Director	June 23, 2006

/s/ Bruce Labovitz* Robert P. Pincus	Director	June 22, 2006

/s/ Bruce Labovitz* Socrates Verses	Director	June 22, 2006

*	Pursuant to a power of attorney.